Exhibit 99.2

Tempus Applied Solutions Holdings, Inc.

471 McLaws Circle, Suite A

Williamsburg, Virginia

February 8, 2017

TO: Holders of Series A-1 Warrants of Tempus Applied Solutions Holdings, Inc.

RE: Notice of Intended Consummation of Fundamental Transaction

Ladies and Gentlemen:

Pursuant to Section 8 of the Series A-1 Warrants of Tempus Applied Solutions Holdings, Inc. (the “Company”), the Company hereby gives you notice of the following:

On February 8, 2017, the Board of Directors (the “Board”) of the Company approved the entry by the Company into a form of Stock Purchase Agreement (the “Agreement”) with Jackson River Aviation, LLC (“Jackson River”), a business affiliated with Benjamin Scott Terry, the Company’s chief executive officer, and with Mr. Terry, under which Jackson River will acquire from the Company 100% of the outstanding shares of common stock of Tempus Jets, Inc. (“TJI”), a wholly owned subsidiary of the Company. Prior thereto, a special committee of the Board consisting of the Company’s independent directors had negotiated the Agreement on behalf of the Company and unanimously recommended to the Board that the Company enter into the Agreement as being fair to and in the best interests of the Company and its stockholders.

The parties intend to execute the Agreement and consummate the transaction on the same day, ten (10) Trading Days (as defined in the Series A-1 Warrants) after the provision of this notice. By its terms, the Agreement, when executed, and the sale of TJI thereunder, shall be effective as of January 1, 2017. A copy of the form of Agreement is attached.

In the Company’s view, the transaction contemplated by the Agreement will constitute a “Fundamental Transaction” as defined in Section 18(v) of the Series A-1 Warrants. Pursuant to Section 4(c) of the Series A-1 Warrants, in the event of a Fundamental Transaction, each holder of Series A-1 Warrants has the right to sell its Series A-1 Warrants back to the Company for a cash price equal to the Black Scholes Value (as defined in Section 18(j) of the Series A-1 Warrants) of such Warrants, through the date that is ninety (90) days after the public disclosure of the consummation of the Fundamental Transaction by the Company pursuant to the filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K.

Pursuant to Section 8 of the Series A-1 Warrants, this notice is being filed with the U.S. Securities and Exchange Commission pursuant to a Current Report on Form 8-K, simultaneously with us providing it to you. The Current Report on Form 8-K also includes a copy of the form of Agreement.

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.
By:	/s/ Steven Bush
	Name:	Steven Bush
	Title:	Chief Financial Officer